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                                                               EXHIBIT 10.3


                                   5Net5 Corp.
                             133 Mercer St., Suite 6
                            New York, New York 10012


Horizon Pharmacies, Inc.
531 W. Main St.  Suite 100
Denison, TX  75020


Attention: Rick McCord
           President and CEO

Re:  Software Development Agreement

Dear Mr. McCord:

     This will confirm the arrangements, terms and conditions pursuant to which 5Net5 Corp. ("Consultant") has been retained as a Consultant to provide services (as described below) to Horizon Pharmacies, Inc. (the "Company"). The undersigned hereby agrees to the following terms and conditions:

     1. DUTIES OF CONSULTANT. During the term of this Agreement, Consultant will provide consulting services to the Company as requested. These services will be performed on a best efforts basis and will include, without limitation, designing of plans for, and implementation oversight of, technology and Internet strategies, all with the objective of accomplishing the business and financial goals of the Company. The Company understands that it is engaging Consultant principally to design plans for technology, e-commerce, marketing, and information gathering systems. As such, Consultant shall be responsible for the creation of detailed plans and e-commerce platform with written specifications (within 100 days) for the construction and creation of detailed plans in writing, the systems and processes described below in subpoints A through C. Consultant will not be responsible for the purchase of, or payment for, any equipment, hardware or software, additional consulting or installation services, or any other expenditure necessary for the completion and implementation of the systems, strategies, and overall platform designed by Consultant. In each case, Consultant will exercises its best efforts to accomplish the goals established by the Company and shall comply with all applicable laws in connection with the performance of this Agreement. All deliverables and other work product created by Consultant under this Agreement will be considered "work made for hire" under applicable law, Consultant hereby irrevocably assigns to the Company without further consideration, all of Consultant's right, title and interest in and to that those deliverables and work product, including all intellectual property rights therein. Consultant agrees to execute any documents and take any other actions reasonably requested by the Company to document and evidence the Company's ownership thereof. Consultant will indemnify, defend and hold harmless the Company from and against any and all claims that any such deliverable or work product infringes the intellectual property rights of any third party.

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     A.   WEBSITE DESIGN: Consultant shall design viable plans in writing that are acceptable to the company for the infrastructure of a website for the Company with four main functionalities: (1) e-commerce, (2) health information and content provision, (3) customer/visitor information gathering systems, and (4) advertising and Internet traffic direction.
               i. E-COMMERCE FUNCTIONALITY: Consultant will design plans for systems which enhance current e-commerce capabilities on the Company's website and incorporate affinity marketing programs described below.
              ii. HEALTH INFORMATION AND CONTENT: Plans for the website will be designed to maximize customer interest through the provision of targeted health information and content offerings tailored to the Company's customer base.
              iii. CUSTOMER/VISITOR INFORMATION GATHERING SYSTEMS: Plans will be designed for systems to monitor all aspects of traffic and viewing patterns. Comprehensive information on what visitors see, how long they visit each page, how they interact with the site, and what they purchase will become the basis for targeted, and individual, marketing programs.
              iv. ADVERTISING AND INTERNET TRAFFIC DIRECTION STRATEGIES: Plans will operate on two levels: (1) on the Company's website and (2) on other websites. On the Company's website, Consultant will design an advertising program to allow other companies to purchase media. In addition, programs will be designed to increase traffic to the Company's website. On other websites, Consultant will design plans for an advertising program to increase brand recognition and exposure for the Company's e-commerce initiatives.

     B. BRANCH-TO-HOME OFFICE INFORMATION DISTRIBUTION SYSTEM: Consultant will design plans for a system, to work in conjunction with the Affinity Marketing Programs described in subpoint C below, to distribute customer purchase information for the branch locations to a home office central database. This system will have three parts: (1) hardware and system architecture, (2) software, (3) procedures.
              i. HARDWARE AND SYSTEM ARCHITECTURE: The basic architecture will encompass smartcards, card readers, servers in branches to collect data, frame relay communications from branch offices to the home office, and a central home office server to house information databases. Consultant must evaluate current technology systems and give report on current compatibility with the architecture being designed
              ii. SOFTWARE: Systems will be designed to transmit and database customers purchase information at the branch locations and in the home office central database.
              iii. PROCEDURES: Consultant will design plans for operating procedures to accompany the hardware and software portions of the communications system.

     C. AFFINITY MARKETING PROGRAMS: Consultant's affinity marketing program will have four main objectives: (1) communicating with customers, (2) tracking customer demands and buying patterns, (3) driving customers to demand and purchase higher-margin products and to visit, and purchase items at, the Company's e-commerce website, (4) increasing customer/Company bonds and loyalty. Consultant shall design technology and marketing systems, to include smart card programs, customer purchase information distribution systems between the branches and the home office, and online marketing program.
              i. COMMUNICATING WITH CUSTOMERS: Programs will focus on obtaining demographic and contact information from customers. Systems will be designed to reach customers via email, via direct mail, and via the Company's e-commerce website.

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              ii. TRACKING CUSTOMERS: Plans will be designed to identify individual customers at the point-of-sale through smartcards and on the Company's website to allow more effective marketing of products (i.e., by learning what type of customer buys what products, which customers visit which locations, how often customers purchase, etc.) By identifying purchases on an individual basis, the Company will have the ability to clearly see the correlation between customer purchases and can more accurately design marketing and inventory programs to maximize purchases of higher-margin items and items available for purchase on the Company's website.
              iii. DRIVING CUSTOMERS: Plans will be developed to encourage purchases of higher-margin merchandise and items available for purchase on the Company's e-commerce website.
              iv. INCREASING CUSTOMER LOYALTY: Thorough knowledge of the customer base will allow the Company to more specifically design its product offerings to the demands of its customers, and more specifically tailor customer service, resulting in more satisfied and loyal customers.

         2.  COMPENSATION:

     A. As compensation for the services to be performed by Consultant described in paragraph 1 above, Consultant shall be compensated with a grant of 300,000 warrants by the Company at market price of the business day previous to closing with performance vesting as follows:
              i. 150,000 warrants, each to purchase one share of the common stock of the Company at market price of the business day previous to closing, vested upon signing of the 5x5net corporation agreement.
              ii. Within two (2) business days after the 45th day the publicly traded common stock of the Company closes at a market price greater than, or equal to, a 45 calendar day trailing average of $4.00 per share the Company shall vest to the Consultant 50,000 warrants, each to purchase one share of the common stock of the Company as granted above.
              iii. Within two (2) business days after the 45th day the publicly traded common stock of the Company closes at a market price greater than, or equal to, a 45 calendar day trailing average of $5.00 per share the Company shall vest to the Consultant 50,000 warrants, each to purchase one share of the common stock of the Company as granted above.
              iv. Within two (2) business days after the 45th day the publicly traded common stock of the Company closes at a market price greater than, or equal to, a 45 calendar day trailing average of $6.00 per share the Company shall vest to the Consultant 50,000 warrants, each to purchase one share of the common stock of the Company as granted above.
              v. The following are the terms and conditions of all warrants on the Company's common stock to be delivered to the Consultant by the
         Company:
                   i. These warrants shall contain a cashless exercise provision satisfactory to Consultant.
                   ii. The shares underlying all warrants shall be voting common stock of the Company after vesting
                   iii. Upon written notice to the Company by the Consultant
                        (or its permitted designee), the Company shall deliver within twenty (20) business days certificates representing all of the shares underlying the warrants then being exercised. Such certificates shall be duly endorsed for transfer to the Consultant (or its permitted designee(s)) or accompanied by properly

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                        executed stock powers. The Company shall at that time
                        deliver good and valid title to said shares, free and clear of any and all liens, claims, charges, and encumbrances of any nature whatsoever.
                  iv. The company shall grant piggyback registration rights in accordance to the SEC rules and regulations.
                        Once effective, the Company covenants and agrees to use its best efforts to maintain the effectiveness of the Registration Statement until the earlier of (i) the date that all of the Registrable Securities have been sold pursuant to a Registration Statement or Rule 144 of the General Rules and Regulations promulgated under the Act ("Rule 144"), or (ii) the date that the Holders of the Registrable Securities receive an opinion of counsel to the Company that all of the Registrable Securities may be freely traded (without limitation or restriction as to quantity or timing and without registration under the
                        Act) pursuant to Rule 144 or otherwise.
                   v. the Warrants shall be immediately forfeited upon any transfer or assignment by the Consultant, or any transferee or assignee of the Consultant, to any person or entity not qualifying as an "accredited investor" (non-employees) under Rule 501.
              vi. A consulting fee of $10,000 per month for one (1) year, payable no later than the 10th calendar day of each month; provided, however, that the first month's fee shall be payable to Consultant on February 1st, 2000. If the publicly traded common stock of the Company closes at a market price greater than, or equal to, $5.00 for ten (10) trading days, this consulting fee shall become $20,000 per month for the remainder of the period of this agreement. In addition, the Company shall pay the Consultant retroactively an additional $10,000 for each month of this agreement prior to the month when payment of the $20,000 consulting fee is begun under the above provision.
              vii. The Consultant shall be responsible for placing or brokering all advertising on the Company's website with approval in writing by the company, for a period of three (3) years from the date of this agreement and shall receive 15% of gross revenue from such advertising fees that and will be paid within 30 days upon receipt of said revenues by the Company. Consultant shall receive an additional 15% on e-commerce advertising fees that the consultant directly contracts.

     B. The Company shall reimburse non-ordinary expenses, with advanced company approval in writing, consultant immediately upon request for all reasonable and necessary out-of-pocket expenses incurred by Consultant in connection with the rendering by Consultant of the services provided in this Agreement upon presentation of vouchers and proof of expenses incurred.

        3. TERM. Unless otherwise extended by the Board of Directors of the Company, this Agreement shall terminate upon one year from the date the Company executes this Agreement; provided no substantial breach of contract.

        4. CAPITAL EXPENDITURES. The consultant is not responsible for any capital or other expenditures necessary for the completion of the plans for technology, e-commerce, marketing, and information gathering systems to be designed by the Consultant as described in paragraph 1 above. The Company recognizes that such expenditures are likely to include, without limitation, website programming, website hosting, information/data feeds, communications lines and equipment, and

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installation service. Company is responsible for implementation, installation, ongoing maintenance and support of all hardware, software, and systems. Company is responsible for programming, construction, support, hosting, connectivity, content fees, data fees, and all other expenses relating to the construction and ongoing maintenance of its website solely at the companies discretion.

     5. AVAILABLE TIME. Consultant shall make available such time as reasonable to both parties to perform its obligations under this Agreement.

     6. RELATIONSHIP. Nothing herein shall constitute Consultant as an employee or agent of the Company, except to such extent as might hereinafter be agreed in writing upon for a particular purpose. Except as might hereinafter be expressly agreed, Consultant shall not have the authority to obligate or commit the Company in any manner whatsoever.

     7. CONFIDENTIALITY. Without the prior written consent of the Company, Consultant will not at any time, directly or indirectly, use, reproduce or disclose any trade secrets, know-how or other information provided to Consultant by or on behalf of the Company in connection with this Agreement unless and until such information becomes publicly known through no fault of Consultant. All information regarding the Company's customers, suppliers, strategies, technology and plans will remain the sole property of the Company and Consultant will maintain the confidentiality thereof in accordance with this Section.

     8. ASSIGNMENT. This Agreement shall not be assignable by any party for any reason whatsoever without the prior written consent of the other party, which consent may be arbitrarily withheld by the party whose consent is required; provided, however, Consultant may assign its rights under this Agreement to any funds payable to it, to common stock of the Company issuable to it or to warrants of the Company issuable to it.

     9. GOVERNING LAW. This Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the laws of said State without reference to principles of conflicts of law.

     10. SEVERABILITY. In the event any provision of this Agreement shall be deemed invalid by a court of competent jurisdiction, such invalidity shall be limited solely to the specific term or provision invalidated by such court and, nevertheless, the balance of this Agreement shall remain in full force and effect according to its terms.

     11. WAIVER. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate as a waiver of any such breach of any provision of this Agreement by any party.

     12. ENTIRE AGREEMENT, AMENDMENT. The terms and provisions of this Agreement shall constitute the entire Agreement between the Company and Consultant with respect to the subject matter hereof and shall supersede any and all prior agreements or understandings between the parties whether written or oral. This Agreement may be amended or modified only by a written instrument executed by the parties.

     13. DISPUTE PROCEDURE. Any dispute, claim or controversy arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in New York, New York

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administered by the American Arbitration Association under its Commercial
Arbitration Rules. The parties further agree that they will abide by and perform any award rendered by the Arbitrator(s). Judgment upon any such award rendered may be entered in any court having jurisdiction thereof.

     14. TERMINATION. A one-year (12 month) contract from the software agreement date. Either party can terminate after one year by providing 30 day written notice. After six months (180 days) contract will become null and void if funding for capital requirements of this project are not received from a reputable broker/dealer with terms and conditions acceptable to the company. The company may also terminate this agreement upon ten days prior written notice to Consultant if Consultant materially breaches this Agreement and fails to cure such breach within thirty days after the Company gives Consultant written notice of such breach. Upon such termination for cause, the Company will pay the cash consulting fee at the applicable rate set forth above for services rendered through the termination date. The company may also terminate this agreement if the following criteria are not met: 1) consultant collects $25,000 gross revenue for the company 2) consultant provides company research reports and distribution to institutional investors and the e-commerce market and 3) the capital required for the plan accepted by the company from 5net5 presented and accepted by Horizon must be raised within 6 months.

     15. ADDITIONAL ELEMENTS. The Consultant shall cause an equity research report on the Company to be written during the term of this agreement, and will cause that equity research report to be distributed to institutional and Internet clients. The Consultant shall post this equity research report to its own website during the term of this agreement. The Company will provide the Consultant free advertising space on the Company's website during the term of this agreement.

If the foregoing is acceptable, please date, execute and return the enclosed copy of this letter.

                                         Very truly yours,
                                         5NET5 CORP.

AGREED AND ACCEPTED:
HORIZON PHARMACIES, INC

                                         By: /s/ Kethe Cicconi
                                             --------------------
                                             Name:  Kethe Cicconi
                                             Title:  President




By: /s/ Ricky D. McCord
    ------------------------
    Name:  Ricky D. McCord
    Title: President & CEO
Date of Execution: 2/1/2000

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